As filed with the Securities and Exchange Commission on December 6, 2011
Registration No. 333-177491

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Capital Product Partners L.P.
(as specified in its charter)

4412
(Primary Standard Industrial
Classification of Code Number)

Republic of The Marshall Islands (State or other jurisdiction of incorporation or organization)	3 Iassonos Street Piraeus, 18537 Greece Telephone: +30 210 458 4950 (Address and telephone number of registrant’s principal executive offices)	Not Applicable (I.R.S. Employer Identification Number)

CT Corporation System 111 Eighth Avenue, 13th Floor New York, NY 10011 Telephone: 212 894 8400 (Name, address and telephone number of agent for service)

With copies to:

Jay Clayton, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 +1 212 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum		Amount of
Title of each class of	Amount to be	aggregate price per	Proposed maximum	registration fee
securities to be registered	registered	unit	aggregate offering price	(2)(6)
Primary Offering:
Common units	(1)(5)	(1)	$(1)(5)	—
Preferred units	(1)(5)	(1)	$(1)(5)	—
Debt Securities	(1)(3)(5)	(1)	$(1)(3)(5)	—
Warrants	(1)(4)	(1)	$(1)(4)	—
Total:			$500,000,000	$49,747.44

(1) There is being registered hereunder an indeterminate principal amount or number of our common units, preferred units, debt securities or warrants which may be issued in primary offerings from time to time at indeterminate prices, with an aggregate offering price not to exceed $500,000,000. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Act. The table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security.

(3) If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(4) Represents warrants to purchase common units, preferred units or debt securities which may be issued by Capital Product Partners L.P.

(5) Also includes such indeterminate amount of debt securities and number of preferred units and common units as may be issued upon conversion of, or in exchange for, any other debt securities or preferred units that provide for conversion or exchange into other securities.

(6) Pursuant to Rule 457(p) of the Act, the registration fee of $7,552.56 relating to the unsold securities previously registered under our Registration Statement No. 333-153274 is being offset against the total registration fee currently due for this registration statement. Registration Statement No. 333-153274 was filed with the Commission on August 29, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Act”) or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-3 amends Exhibit 5.1 as of the date hereof. There are no other changes to this Registration Statement from Amendment No. 1, which was filed with the SEC on November 23, 2011.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

CPLP is a Marshall Islands limited partnership. Under the Marshall Islands Limited Partnership Act (“MILPA”), a partnership agreement may set forth that the partnership shall indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The Partnership Agreement provides that to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, the general partner, CPLP’s board or directors and any other person the CPLP board of directors decides, shall be indemnified and held harmless by CPLP from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such person may be involved, or is threatened to be involved, as a party or otherwise, provided, however, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the person is seeking indemnification, the person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was unlawful; and, provided further, that indemnification shall be available to the general partner or its affiliates only for obligations incurred on behalf of CPLP.

Under the Partnership Agreement, each CPLP director is reimbursed for out-of-pocket expenses in connection with attending meetings of the CPLP board of directors or committees and is fully indemnified by CPLP for actions associated with being a director to the fullest extent permitted under Marshall Islands law, provided that indemnification is not available where there has been a final, non-appealable judgment entered by a court of competent jurisdiction that the director acted in bad faith or engaged in fraud or willful misconduct.

CPLP currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit
No.	Description

5.1	Opinion of Watson, Farley & Williams (New York) LLP as to the legality of the securities being registered
23.1	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibit 5.1)

Item 10. Undertakings.

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by section 10(a)(3) of the Securities Act;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

8. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on the 6th day of December, 2011.

CAPITAL PRODUCT PARTNERS L.P.,

By:	Capital GP L.L.C., its general partner

/s/  Ioannis E. Lazaridis
Name: Ioannis E. Lazaridis

Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Capital Product Partners L.P. in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 6th day of December, 2011.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:     Donald J. Puglisi

Title:	Managing Director